EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the incorporation by reference in the Registration Statements Numbers 33-99554, 333-39237, 333-49606, 333-66851, 333-72684, 333-72650, 333-126820 and 333-131527 on Form S-8 and Numbers 333-57520 and 333-104133 on Form S-3 of The Estée Lauder Companies Inc. and subsidiaries of our reports dated August 25, 2006 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2006 and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 Form 10-K of The Estée Lauder Companies Inc. and subsidiaries. Our report refers to the adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” effective July 1, 2005.

/s/ KPMG LLP

New York, New York
August 25, 2006